Press Release For immediate release Brandon Burke, Investor Relations Graham Galt, Media Relations 404-439-3468 404-439-3070

Invesco Reports Results for the Three Months Ended June 30, 2019
Revenues grew quarter over quarter and year over year
Ending AUM of $1.2 trillion, $224.4 billion from OppenheimerFunds acquisition
OppenheimerFunds integration on track to deliver expected benefits and $475 million net cost synergies

Atlanta, July 25, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended June 30, 2019.

“With $1.2 trillion in assets under management and a much stronger position in the US and global markets, Invesco has the investment capabilities, distribution resources and enhanced scale that will enable us to better meet client needs and drive future growth,” said Martin L. Flanagan, President and CEO of Invesco. “Operating revenues and adjusted operating margin grew quarter over quarter, reflecting our continued focus on delivering strong, long-term investment performance to clients across the globe while positioning the firm for long-term success and strengthening financial results.”

	Q2-19		Q1-19		Q2-19 vs. Q1-19	Q2-18		Q2-19 vs. Q2-18
U.S. GAAP Financial Measures
Operating revenues	$1,439.4	m	$1,214.6	m	18.5%	$1,360.6	m	5.8%
Operating income	$18.3	m	$200.2	m	(90.9)%	$331.3	m	(94.5)%
Operating margin	1.3%		16.5%			24.3%
Net income attributable to Invesco Ltd.	$40.1	m	$177.7	m	(77.4)%	$245.1	m	(83.6)%
Diluted EPS	$0.09		$0.44		(79.5)%	$0.59		(84.7)%

Adjusted Financial Measures(1)
Net revenues	$1,031.5	m	$887.1	m	16.3%	$974.0	m	5.9%
Adjusted operating income	$363.4	m	$284.3	m	27.8%	$376.6	m	(3.5)%
Adjusted operating margin	35.2%		32.0%			38.7%
Adjusted net income attributable to Invesco Ltd.	$280.4	m	$224.8	m	24.7%	$273.1	m	2.7%
Adjusted diluted EPS	$0.65		$0.56		16.1%	$0.66		(1.5)%

Assets Under Management
Ending AUM	$1,197.8	bn	$954.8	bn	25.5%	$963.3	bn	24.3%
Average AUM	$1,055.9	bn	$932.8	bn	13.2%	$973.9	bn	8.4%
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 8 through 10 for a reconciliation to their most directly comparable U.S. GAAP measures.

Acquisition of OppenheimerFunds

On May 24, 2019, Invesco completed its previously announced acquisition of MassMutual’s asset management affiliate, OppenheimerFunds (the "acquisition"). The strategic acquisition brings Invesco’s total assets under management to $1.2 trillion. Since announcement, Invesco and OppenheimerFunds have made significant progress toward the integration of the two firms through the combination of middle- and back-office, location strategy and leveraging the scale of the global operating platform. This work will further the firm’s ability to achieve the targeted net expense synergies of $475 million while continuing to invest in areas that will strengthen our distribution and investment capabilities and processes, as well as enlisting new technologies and automation to significantly automate our operational efficiency. Bringing the two firms together is intended to accelerate Invesco’s growth strategy and further strengthen the firm’s ability to meet client needs across the globe.
Second quarter results include revenues and expenses related to the acquisition from the closing date of May 24, 2019. As a result, our operating revenues and expenses have increased in comparison to the first quarter. Additionally, as part of the integration of the acquisition, the company has incurred significant transaction, integration and restructuring costs during the second quarter, reducing U.S. GAAP operating and net income.

Assets Under Management

Total assets under management (AUM) at June 30, 2019, were $1,197.8 billion (March 31, 2019: $954.8 billion), an increase of $243.0 billion during the second quarter. The acquisition added $224.4 billion on May 24, 2019. Long-term net outflows were $3.9 billion and total net outflows were $4.5 billion for the second quarter, resulting in an improvement in long-term net outflows of $1.5 billion (28%), as compared to the first quarter. Average AUM during the second quarter were $1,055.9 billion, compared to $932.8 billion for the first quarter, an increase of 13.2%.

Summary of net flows (in billions)	Q2-19	Q1-19	Q2-18
Active	($8.5)	($9.3)	($8.5)
Passive	4.6	3.9	0.5
Long-term net flows	(3.9)	(5.4)	(8.0)
Non-management fee earning AUM	3.7	2.1	0.9
Institutional money market	(4.3)	6.8	0.9
Total net flows	($4.5)	$3.5	($6.2)

Annualized long-term organic growth rate (1)	(2.1%)	(3.1%)	(4.1%)

(1)
Annualized long-term organic growth rate is calculated using long-term net flows (annualized) divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market and non-management fee earning AUM.

Net market gains led to increases of $21.5 billion in AUM during the second quarter, compared to net market gains of $60.9 billion in the first quarter. Reinvested distributions for the second quarter were $2.0 billion compared to $0.7 billion for the first quarter. Foreign exchange rate movements led to a $0.4 billion decrease in AUM during the second quarter, compared to a $1.5 billion increase in the first quarter. Further analysis is included in the supplementary schedules to this release.

Operating Results

This section discusses the company's second quarter 2019 results, as compared to the first quarter 2019, and comments on significant items that have impacted the company's results as presented in accordance with U.S. GAAP.

Operating revenues increased by $224.8 million (18.5%) to $1,439.4 million in the second quarter, from $1,214.6 million in the first quarter. Operating revenues increased due the inclusion of revenues related to the acquisition. Movements in foreign exchange rates decreased second quarter operating revenues by $4.6 million compared to the first quarter.

Investment management fees increased by $147.6 million (16.0%) to $1,071.3 million in the second quarter from $923.7 million in the first quarter. Investment management fees reflect increased average AUM resulting from the acquisition and market increases. Movements in foreign exchange rates decreased second quarter investment management fees by $4.2 million compared to the first quarter.

Service and distribution fees increased by $74.8 million (34.1%) to $294.1 million in the second quarter from $219.3 million in the first quarter, reflecting higher average AUM for products that earn these fees.

Performance fees were $15.7 million in the second quarter compared to $21.8 million in the first quarter. Performance fees recorded in the second quarter were primarily generated by public and private equity products.

Other revenues increased by $8.5 million (17.1%) to $58.3 million in the second quarter from $49.8 million in the first quarter, resulting from increased front-end fees and real estate transaction fees.

Operating expenses increased by $406.7 million (40.1%) to $1,421.1 million in the second quarter from $1,014.4 million in the first quarter, resulting primarily from increased transaction, integration and restructuring costs associated with the acquisition. Operating expenses also increased due the inclusion of operating expenses related to the acquisition. Movements in foreign exchange rates decreased second quarter operating expenses by $2.8 million when compared to the first quarter.

Third-party distribution, service and advisory expenses increased by $83.8 million (22.8%) to $451.8 million in the second quarter from $368.0 million in the first quarter, related to increased average AUM resulting from the acquisition.

Employee compensation expenses increased by $40.6 million (10.6%) to $421.9 million in the second quarter from $381.3 million in the first quarter. The second quarter compensation increase is primarily related to increased headcount from the acquisition. These increases are partially offset by a seasonal decrease in payroll tax. Movements in foreign exchange rates decreased second quarter employee compensation expenses by $1.3 million when compared to the first quarter.

Marketing expenses increased by $5.4 million (19.3%) to $33.4 million in the second quarter from $28.0 million in the first quarter, reflecting increased advertising activity and marketing campaigns.

Property, office and technology expenses increased $7.7 million (7.2%) to $114.9 million compared to $107.2 million in the first quarter, primarily reflecting increased rent expense, depreciation and outsourced administration costs.

General and administrative expenses increased by $10.4 million (12.4%) to $94.2 million in the second quarter from $83.8 million in the first quarter due to higher professional services costs, fund launch costs of consolidated investment products, travel expenses and VAT expenses when compared to the first quarter. Movements in foreign exchange rates decreased second quarter general and administrative expenses by $0.5 million when compared to the first quarter.

Transaction, integration and restructuring expenses increased $258.8 million (561.4%) to $304.9 million in the second quarter from $46.1 million in the first quarter. In the second quarter, $295.8 million ($34.9 million in the first quarter) related to the acquisition, including $173.3 million of compensation expenses related to management and personnel changes. Second quarter costs also included $103.0 million of fund-related proxy solicitation costs, professional services and other administrative expenses.

Equity in earnings of unconsolidated affiliates decreased $2.9 million to $12.1 million in the second quarter from $15.0 million in the first quarter primarily from decreases in earnings from our partnership and real estate investments. Non-operating other income and expenses in the second quarter also included a $51.1 million net gain comprised of market-driven gains and losses of investments held by consolidated investment products (CIP) and net interest income of CIP (first quarter: $38.9 million net gain).

Other gains and losses was a net gain in the second quarter of $24.1 million compared to a net gain of $31.1 million in the first quarter, as detailed in the table below:

Summary of Other gains and losses, net (in millions)	Q2-19	Q1-19	Change
Investment gains/(losses)	$11.9	$17.4	($5.5)
Market valuation gains/(losses) in deferred compensation plan investments	10.1	17.5	(7.4)
Acquisition-related contingent consideration	0.5	(5.8)	6.3
Other	1.6	2.0	(0.4)
	$24.1	$31.1	($7.0)

Taxation

The effective tax rate decreased to 19.0% for the second quarter from 25.8% for the first quarter. Second quarter includes a net 3.2% rate increase resulting from the impact of the acquisition. The impact of the inclusion of non-controlling interests in CIP decreased our effective tax rate by 7.6% for the second quarter, compared to a decrease of 1.3% for the first quarter.

Capital Management

As of June 30, 2019, the company's cash and cash equivalents were $1,199.4 million ($1,017.1 million at March 31, 2019). Long-term debt was $2,120.5 million, including the credit facility balance of $41.4 million at June 30, 2019 ($437.1 million at March 31, 2019).

Consideration for the acquisition included 81.9 million common shares, which were composed of 75.7 million newly issued common shares and 6.2 million employee restricted common stock awards. The company also issued $4 billion of perpetual, non-cumulative preferred shares with a 21-year non-call period and a fixed rate of 5.9%.

During the second quarter, the company purchased $264 million of its common shares.  This amount reflects $50 million (2.4 million shares) of open market purchases, $198.7 million through a forward contract (9.8 million shares) and $15.2 million (0.9 million shares) relating to purchases of shares from employees to satisfy tax withholding requirements at the time of share vesting.

As a result of these equity transactions, diluted common shares outstanding as of June 30, 2019 are 474.2 million.

Additionally, the company has entered into another $200 million forward contract to purchase common shares, which will be completed during the third quarter.

Common stock dividends paid in the second quarter were $125.4 million. Today, the company is announcing a second quarter cash dividend of $0.31 per share to holders of common shares. The dividend is payable on September 3, 2019, to shareholders of record at the close of business on August 15, 2019, with an ex-dividend date of August 14, 2019. The company is also announcing a preferred dividend of $16.06 per share representing the period from May 24, 2019 through August 31, 2019, which represents the quarterly dividend of $59.2 million plus eight additional days in May for this initial payment. The preferred dividend is payable on September 2, 2019 to shareholders of record at close of business on August 16, 2019. As the preferred dividend has been declared in the third quarter, $64.4 million will be reflected in the company's third quarter income statement.

Headcount

As of June 30, 2019, the company had 8,902 employees, compared to 7,663 employees as of March 31, 2019. The increase reflects the acquisition.

# # #

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, July 25, 2019, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Thursday, August 8, 2019 at 5:00 p.m. ET by calling 1-866-514-3168 for U.S. and Canadian callers or 1-203-369-2001 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and their potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q2-19	Q1-19	% Change	Q2-18	% Change
Operating revenues:
Investment management fees	$1,071.3	$923.7	16.0%	$1,050.5	2.0%
Service and distribution fees	294.1	219.3	34.1%	242.9	21.1%
Performance fees	15.7	21.8	(28.0)%	11.6	35.3%
Other	58.3	49.8	17.1%	55.6	4.9%
Total operating revenues	1,439.4	1,214.6	18.5%	1,360.6	5.8%
Operating expenses:
Third-party distribution, service and advisory	451.8	368.0	22.8%	408.9	10.5%
Employee compensation	421.9	381.3	10.6%	379.2	11.3%
Marketing	33.4	28.0	19.3%	32.1	4.0%
Property, office and technology	114.9	107.2	7.2%	98.6	16.5%
General and administrative	94.2	83.8	12.4%	87.0	8.3%
Transaction, integration, and restructuring	304.9	46.1	561.4%	23.5	1,197.4%
Total operating expenses	1,421.1	1,014.4	40.1%	1,029.3	38.1%
Operating income	18.3	200.2	(90.9)%	331.3	(94.5)%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	12.1	15.0	(19.3)%	7.3	65.8%
Interest and dividend income	3.9	4.7	(17.0)%	2.8	39.3%
Interest expense	(33.0)	(33.1)	(0.3)%	(29.5)	11.9%
Other gains and losses, net	24.1	31.1	(22.5)%	1.4	1,621.4%
Other income/(expense) of CIP, net	51.1	38.9	31.4%	0.9	5,577.8%
Income before income taxes	76.5	256.8	(70.2)%	314.2	(75.7)%
Income tax provision	(14.5)	(66.2)	(78.1)%	(72.3)	(79.9)%
Net income	62.0	190.6	(67.5)%	241.9	(74.4)%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(21.9)	(12.9)	69.8%	3.2	N/A
Net income attributable to Invesco Ltd.	$40.1	$177.7	(77.4)%	$245.1	(83.6)%

Earnings per common share:
---basic	$0.09	$0.44	(79.5)%	$0.59	(84.7)%
---diluted	$0.09	$0.44	(79.5)%	$0.59	(84.7)%

Average common shares outstanding:
---basic	431.6	401.6	7.5%	413.9	4.3%
---diluted	433.8	401.9	7.9%	414.1	4.8%

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Six months ended June 30,
	2019	2018	% Change
Operating revenues:
Investment management fees	$1,995.0	$2,094.2	(4.7)%
Service and distribution fees	513.4	489.0	5.0%
Performance fees	37.5	20.7	81.2%
Other	108.1	112.5	(3.9)%
Total operating revenues	2,654.0	2,716.4	(2.3)%
Operating expenses:
Third-party distribution, service and advisory	819.8	828.0	(1.0)%
Employee compensation	803.2	764.4	5.1%
Marketing	61.4	60.1	2.2%
Property, office and technology	222.1	198.8	11.7%
General and administrative	178.0	170.7	4.3%
Transaction, integration, and restructuring	351.0	42.0	735.7%
Total operating expenses	2,435.5	2,064.0	18.0%
Operating income	218.5	652.4	(66.5)%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	27.1	17.0	59.4%
Interest and dividend income	8.6	7.0	22.9%
Interest expense	(66.1)	(52.7)	25.4%
Other gains and losses, net	55.2	(4.0)	N/A
Other income/(expense) of CIP, net	90.0	28.1	220.3%
Income before income taxes	333.3	647.8	(48.5)%
Income tax provision	(80.7)	(140.7)	(42.6)%
Net income	252.6	507.1	(50.2)%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(34.8)	(8.1)	329.6%
Net income attributable to Invesco Ltd.	$217.8	$499.0	(56.4)%

Earnings per common share:
---basic	$0.52	$1.21	(57.0)%
---diluted	$0.52	$1.21	(57.0)%

Average common shares outstanding:
---basic	416.7	412.6	1.0%
---diluted	418.2	412.9	1.3%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts and assist the Board of Directors and management in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q2-19	Q1-19	Q2-18
Operating revenues, U.S. GAAP basis	$1,439.4	$1,214.6	$1,360.6
Invesco Great Wall (1)	36.7	31.8	15.2
Third party distribution, service and advisory expenses	(451.8)	(368.0)	(408.9)
CIP	7.2	8.7	7.1
Net revenues	$1,031.5	$887.1	$974.0

Reconciliation of Operating income to Adjusted operating income:

in millions	Q2-19	Q1-19	Q2-18
Operating income, U.S. GAAP basis	$18.3	$200.2	$331.3
Invesco Great Wall (1)	19.2	14.9	5.8
CIP	12.6	11.5	13.3
Transaction, integration, and restructuring	304.9	46.1	23.5
Compensation expense related to market valuation changes in deferred compensation plans	8.4	11.6	2.7
Adjusted operating income	$363.4	$284.3	$376.6

Operating margin (2)	1.3%	16.5%	24.3%
Adjusted operating margin (3)	35.2%	32.0%	38.7%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q2-19	Q1-19	Q2-18
Net income attributable to Invesco Ltd., U.S. GAAP basis	$40.1	$177.7	$245.1
CIP	(1.6)	1.0	2.2
Acquisition-related contingent consideration	(0.5)	5.8	0.2
Transaction, integration, and restructuring	304.9	46.1	23.5
Deferred compensation plan market valuation changes and dividend income less compensation expense	(1.8)	(6.1)	1.2
Foreign exchange hedge	0.2	2.1	(2.2)
Taxation:
Taxation on acquisition-related contingent consideration	0.1	(1.4)	—
Taxation on transaction, integration, and restructuring	(61.4)	(1.3)	2.9
Taxation on deferred compensation plan market valuation changes and dividend income less compensation expense	0.5	1.4	(0.3)
Taxation on foreign exchange hedge	(0.1)	(0.5)	0.5
Adjusted net income attributable to Invesco Ltd. (4)	$280.4	$224.8	$273.1

Average common shares outstanding - diluted	433.8	401.9	414.1
Diluted EPS	$0.09	$0.44	$0.59
Adjusted diluted EPS (5)	$0.65	$0.56	$0.66

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q2-19	Q1-19	Q2-18
Operating expenses, U.S. GAAP basis	$1,421.1	$1,014.4	$1,029.3
Invesco Great Wall (1)	17.5	16.9	9.4
Third party distribution, service and advisory expenses	(451.8)	(368.0)	(408.9)
CIP	(5.4)	(2.8)	(6.2)
Transaction, integration, and restructuring	(304.9)	(46.1)	(23.5)
Compensation expense related to market valuation changes in deferred compensation plans	(8.4)	(11.6)	(2.7)
Adjusted operating expenses	$668.1	$602.8	$597.4

Employee compensation, U.S. GAAP basis	$421.9	$381.3	$379.2
Invesco Great Wall (1)	12.3	12.1	6.7
Compensation expense related to market valuation changes in deferred compensation plans	(8.4)	(11.6)	(2.7)
Adjusted employee compensation	$425.8	$381.8	$383.2

Marketing, U.S. GAAP basis	$33.4	$28.0	$32.1
Invesco Great Wall (1)	1.8	1.4	0.7
Adjusted marketing	$35.2	$29.4	$32.8

Property, office and technology, U.S. GAAP basis	$114.9	$107.2	$98.6
Invesco Great Wall (1)	2.2	2.1	1.1
Adjusted property, office and technology	$117.1	$109.3	$99.7

General and administrative, U.S. GAAP basis	$94.2	$83.8	$87.0
Invesco Great Wall (1)	1.2	1.3	0.9
CIP	(5.4)	(2.8)	(6.2)
Adjusted general and administrative	$90.0	$82.3	$81.7

Transaction, integration, and restructuring, U.S. GAAP basis	$304.9	$46.1	$23.5
Transaction, integration, and restructuring	(304.9)	(46.1)	(23.5)
Adjusted transaction, integration, and restructuring	$—	$—	$—

_______________

(1)
Prior to the third quarter 2018, management reflected its interests in Invesco Great Wall Fund Management Company ("Invesco Great Wall") on a proportional consolidation basis, which was consistent with the presentation of our share of the AUM from these investments. Given the company's influence on Invesco Great Wall, a change in regulation allowing increased foreign ownership, and reaching agreement in principle in the third quarter of 2018 to obtain a majority stake of the joint venture, the company began reporting 100% of the flows and AUM for Invesco Great Wall beginning in the third quarter of 2018. The company's non-GAAP operating results now reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to non-controlling interests.

(2)	Operating margin is equal to operating income divided by operating revenues.

(3)	Adjusted operating margin is equal to adjusted operating income divided by net revenues.

(4)	The effective tax rate on adjusted net income attributable to Invesco Ltd. is 21.8% (first quarter: 23.8%; second quarter 2018: 20.6%).

(5)
Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding. There is no difference between the calculated earnings per common share amounts presented above and the calculated earnings per common share amounts under the two class method.

Invesco Ltd.
Quarterly Assets Under Management (a)

(in billions)	Q2-19		Q1-19		% Change	Q2-18
Beginning Assets	$954.8		$888.2		7.5%	$934.2
Long-term inflows	54.4		53.8		1.1%	54.4
Long-term outflows	(58.3)		(59.2)		1.5%	(62.4)
Long-term net flows	(3.9)		(5.4)		27.8%	(8.0)
Net flows in non-management fee earning AUM(b)	3.7		2.1		76.2%	0.9
Net flows in institutional money market funds	(4.3)		6.8		N/A	0.9
Total net flows	(4.5)		3.5		N/A	(6.2)
Reinvested distributions	2.0		0.7		185.7%	0.7
Market gains and losses	21.5		60.9		(64.7)%	10.3
Acquisitions (h)	224.4		—		N/A	38.1
Foreign currency translation	(0.4)		1.5		N/A	(13.8)
Ending Assets	$1,197.8		$954.8		25.5%	$963.3

Average long-term AUM	$849.0		$736.7		15.2%	$805.8
Average AUM	$1,055.9		$932.8		13.2%	$973.9

Gross revenue yield on AUM(c)	56.4	bps	53.9	bps		56.4	bps
Gross revenue yield on AUM before performance fees(c)	55.8	bps	52.9	bps		55.9	bps
Net revenue yield on AUM(d)	39.1	bps	38.0	bps		40.0	bps
Net revenue yield on AUM before performance fees(d)	38.5	bps	37.1	bps		39.5	bps

(in billions)	Total AUM	Active(g)	Passive(g)
March 31, 2019	$954.8	$704.3	$250.5
Long-term inflows	54.4	34.3	20.1
Long-term outflows	(58.3)	(42.8)	(15.5)
Long-term net flows	(3.9)	(8.5)	4.6
Net flows in non-management fee earning AUM(b)	3.7	—	3.7
Net flows in institutional money market funds	(4.3)	(4.3)	—
Total net flows	(4.5)	(12.8)	8.3
Reinvested distributions	2.0	2.0	—
Market gains and losses	21.5	14.7	6.8
Acquisitions(h)	224.4	219.9	4.5
Foreign currency translation	(0.4)	(0.5)	0.1
June 30, 2019	$1,197.8	$927.6	$270.2

Average AUM	$1,055.9	$795.9	$260.0
Gross revenue yield on AUM(c)	56.4bps	71.2bps	13.1bps
Net revenue yield on AUM(d)	39.1bps	47.6bps	13.1bps

By channel: (in billions)	Total	Retail	Institutional
March 31, 2019	$954.8	$619.5	$335.3
Long-term inflows	54.4	42.6	11.8
Long-term outflows	(58.3)	(48.6)	(9.7)
Long-term net flows	(3.9)	(6.0)	2.1
Net flows in non-management fee earning AUM(b)	3.7	1.8	1.9
Net flows in institutional money market funds	(4.3)	0.3	(4.6)
Total net flows	(4.5)	(3.9)	(0.6)
Reinvested distributions	2.0	1.9	0.1
Market gains and losses	21.5	19.1	2.4
Acquisitions(h)	224.4	215.8	8.6
Foreign currency translation	(0.4)	(0.4)	—
June 30, 2019	$1,197.8	$852.0	$345.8

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (f)	Alternatives(e)
March 31, 2019	$954.8	$412.5	$220.3	$58.2	$97.0	$166.8
Long-term inflows	54.4	24.2	16.5	5.5	—	8.2
Long-term outflows	(58.3)	(30.2)	(11.4)	(5.0)	—	(11.7)
Long-term net flows	(3.9)	(6.0)	5.1	0.5	—	(3.5)
Net flows in non-management fee earning AUM(b)	3.7	1.1	2.6	—	—	—
Net flows in institutional money market funds	(4.3)	—	—	—	(4.3)	—
Total net flows	(4.5)	(4.9)	7.7	0.5	(4.3)	(3.5)
Reinvested distributions	2.0	1.2	0.5	0.1	—	0.2
Market gains and losses	21.5	16.4	2.6	1.5	(0.4)	1.4
Acquisitions(h)	224.4	149.7	42.5	3.7	3.7	24.8
Foreign currency translation	(0.4)	(0.3)	—	0.1	(0.3)	0.1
June 30, 2019	$1,197.8	$574.6	$273.6	$64.1	$95.7	$189.8

Average AUM	$1,055.9	$478.5	$243.4	$61.1	$95.7	$177.2

By client domicile: (in billions)	Total	Americas	U.K	EMEA Ex UK	Asia
March 31, 2019	$954.8	$629.8	$78.9	$131.2	$114.9
Long-term inflows	54.4	27.2	2.0	14.1	11.1
Long-term outflows	(58.3)	(33.3)	(4.7)	(12.2)	(8.1)
Long-term net flows	(3.9)	(6.1)	(2.7)	1.9	3.0
Net flows in non-management fee earning AUM(b)	3.7	2.6	0.3	0.9	(0.1)
Net flows in institutional money market funds	(4.3)	(5.6)	—	0.9	0.4
Total net flows	(4.5)	(9.1)	(2.4)	3.7	3.3
Reinvested distributions	2.0	1.9	0.1	—	—
Market gains and losses	21.5	18.2	0.8	2.1	0.4
Acquisitions(h)	224.4	223.7	0.7	—	—
Transfer	—	(1.3)	—	1.3	—
Foreign currency translation	(0.4)	0.6	(1.8)	0.8	—
June 30, 2019	$1,197.8	$863.8	$76.3	$139.1	$118.6

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(g)

(in billions)	Q2-19		Q1-19		% Change	Q2-18
Beginning Assets	$250.5		$221.0		13.3%	$199.6
Long-term inflows	20.1		20.1		—%	19.1
Long-term outflows	(15.5)		(16.2)		(4.3)%	(18.6)
Long-term net flows	4.6		3.9		17.9%	0.5
Net flows in non-management fee earning AUM(b)	3.7		2.1		76.2%	0.9
Net flows in institutional money market funds	—		—		N/A	—
Total net flows	8.3		6.0		38.3%	1.4
Market gains and losses	6.8		23.6		(71.2)%	4.8
Acquisitions(h)	4.5		—		N/A	36.9
Foreign currency translation	0.1		(0.1)		N/A	(0.6)
Ending Assets	$270.2		$250.5		7.9%	$242.1

Average long-term AUM	$148.9		$136.7		8.9%	$148.5
Average AUM	$260.0		$238.0		9.2%	$239.8

Gross revenue yield on AUM(c)	13.1	bps	13.5	bps		15.4	bps
Gross revenue yield on AUM before performance fees(c)	13.1	bps	13.5	bps		15.4	bps
Net revenue yield on AUM(d)	13.1	bps	13.5	bps		15.4	bps
Net revenue yield on AUM before performance fees(d)	13.1	bps	13.5	bps		15.4	bps

By channel: (in billions)	Total	Retail	Institutional
March 31, 2019	$250.5	$231.3	$19.2
Long-term inflows	20.1	20.0	0.1
Long-term outflows	(15.5)	(15.5)	—
Long-term net flows	4.6	4.5	0.1
Net flows in non-management fee earning AUM(b)	3.7	1.8	1.9
Net flows in institutional money market funds	—	—	—
Total net flows	8.3	6.3	2.0
Market gains and losses	6.8	6.8	—
Acquisitions (h)	4.5	4.5	—
Foreign currency translation	0.1	0.1	—
June 30, 2019	$270.2	$249.0	$21.2

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(e)
March 31, 2019	$250.5	$178.9	$52.9	$0.8	$—	$17.9
Long-term inflows	20.1	15.0	2.0	—	—	3.1
Long-term outflows	(15.5)	(11.1)	(0.9)	—	—	(3.5)
Long-term net flows	4.6	3.9	1.1	—	—	(0.4)
Net flows in non-management fee earning AUM(b)	3.7	1.1	2.6	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	8.3	5.0	3.7	—	—	(0.4)
Market gains and losses	6.8	6.1	0.2	—	—	0.5
Acquisitions (h)	4.5	4.5	—	—	—	—
Foreign currency translation	0.1	0.1	—	—	—	—
June 30, 2019	$270.2	$194.6	$56.8	$0.8	$—	$18.0

Average AUM	$260.0	$186.4	$54.9	$0.8	$—	$17.9

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(f) (continued)

By client domicile: (in billions)	Total	Americas	U.K	EMEA Ex UK	Asia
March 31, 2019	$250.5	$207.4	$0.6	$38.4	$4.1
Long-term inflows	20.1	10.7	0.1	8.8	0.5
Long-term outflows	(15.5)	(9.0)	(0.1)	(5.7)	(0.7)
Long-term net flows	4.6	1.7	—	3.1	(0.2)
Net flows in non-management fee earning AUM(b)	3.7	2.6	0.3	0.9	(0.1)
Net flows in institutional money market funds	—	—	—	—	—
Total net flows	8.3	4.3	0.3	4.0	(0.3)
Market gains and losses	6.8	5.3	—	1.4	0.1
Acquisitions (h)	4.5	4.5	—	—	—
Foreign currency translation	0.1	—	—	0.1	—
June 30, 2019	$270.2	$221.5	$0.9	$43.9	$3.9

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management (a)

(in billions)	June 30, 2019		June 30, 2018		% Change
Beginning Assets	$888.2		$937.6		(5.3)%
Long-term inflows	108.2		111.0		(2.5)%
Long-term outflows	(117.5)		(118.7)		(1.0)%
Long-term net flows	(9.3)		(7.7)		20.8%
Net flows in non-management fee earning AUM(b)	5.8		0.5		1,060.0%
Net flows in institutional money market funds	2.5		1.3		92.3%
Total net flows	(1.0)		(5.9)		(83.1)%
Reinvested distributions	2.7		1.3		107.7%
Market gains and losses	82.4		(1.9)		N/A
Acquisitions (h)	224.4		38.1		489.0%
Foreign currency translation	1.1		(5.9)		N/A
Ending Assets	$1,197.8		$963.3		24.3%

Average long-term AUM	$792.8		$794.5		(0.2)%
Average AUM	$994.4		$962.6		3.3%

Gross revenue yield on AUM(c)	55.2	bps	57.0	bps
Gross revenue yield on AUM before performance fees(c)	54.5	bps	56.6	bps
Net revenue yield on AUM(d)	38.6	bps	40.1	bps
Net revenue yield on AUM before performance fees(d)	37.8	bps	39.7	bps

(in billions)	Total AUM	Active(g)	Passive(g)
December 31, 2018	$888.2	$667.2	$221.0
Long-term inflows	108.2	68.0	40.2
Long-term outflows	(117.5)	(85.8)	(31.7)
Long-term net flows	(9.3)	(17.8)	8.5
Net flows in non-management fee earning AUM(b)	5.8	—	5.8
Net flows in institutional money market funds	2.5	2.5	—
Total net flows	(1.0)	(15.3)	14.3
Reinvested distributions	2.7	2.7	—
Market gains and losses	82.4	52.0	30.4
Acquisitions(h)	224.4	219.9	4.5
Foreign currency translation	1.1	1.1	—
June 30, 2019	$1,197.8	$927.6	$270.2

Average AUM	$994.4	$745.4	$249.0
Gross revenue yield on AUM(c)	55.2bps	69.9bps	13.3bps
Net revenue yield on AUM(d)	38.6bps	47.0bps	13.3bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2018	$888.2	$566.7	$321.5
Long-term inflows	108.2	82.9	25.3
Long-term outflows	(117.5)	(93.4)	(24.1)
Long-term net flows	(9.3)	(10.5)	1.2
Net flows in non-management fee earning AUM(b)	5.8	1.1	4.7
Net flows in institutional money market funds	2.5	3.6	(1.1)
Total net flows	(1.0)	(5.8)	4.8
Reinvested distributions	2.7	2.5	0.2
Market gains and losses	82.4	72.1	10.3
Acquisitions(h)	224.4	215.8	8.6
Foreign currency translation	1.1	0.7	0.4
June 30, 2019	$1,197.8	$852.0	$345.8

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (f)	Alternatives(e)
December 31, 2018	$888.2	$369.1	$208.6	$55.4	$89.9	$165.2
Long-term inflows	108.2	48.6	32.7	8.4	0.2	18.3
Long-term outflows	(117.5)	(57.6)	(23.7)	(9.8)	(0.1)	(26.3)
Long-term net flows	(9.3)	(9.0)	9.0	(1.4)	0.1	(8.0)
Net flows in non-management fee earning AUM(b)	5.8	0.1	5.7	—	—	—
Net flows in institutional money market funds	2.5	—	—	—	2.5	—
Total net flows	(1.0)	(8.9)	14.7	(1.4)	2.6	(8.0)
Reinvested distributions	2.7	1.5	0.7	0.2	—	0.3
Market gains and losses	82.4	62.6	6.9	6.0	(0.5)	7.4
Acquisitions(h)	224.4	149.7	42.5	3.7	3.7	24.8
Foreign currency translation	1.1	0.6	0.2	0.2	—	0.1
June 30, 2019	$1,197.8	$574.6	$273.6	$64.1	$95.7	$189.8

Average AUM	$994.4	$438.7	$228.6	$59.4	$95.3	$172.4

By client domicile: (in billions)	Total	Americas	U.K	EMEA Ex UK	Asia
December 31, 2018	888.2	581.6	76.6	125.5	104.5
Long-term inflows	108.2	57.0	5.2	26.5	19.5
Long-term outflows	(117.5)	(64.1)	(10.4)	(26.3)	(16.7)
Long-term net flows	(9.3)	(7.1)	(5.2)	0.2	2.8
Net flows in non-management fee earning AUM(b)	5.8	4.0	0.2	1.6	—
Net flows in institutional money market funds	2.5	(2.3)	—	1.0	3.8
Total net flows	(1.0)	(5.4)	(5.0)	2.8	6.6
Reinvested distributions	2.7	2.5	0.2	—	—
Market gains and losses	82.4	61.8	3.9	9.7	7.0
Acquisitions(h)	224.4	223.7	0.7	—	—
Transfer	—	(1.3)	—	1.3	—
Foreign currency translation	1.1	0.9	(0.1)	(0.2)	0.5
June 30, 2019	$1,197.8	$863.8	$76.3	$139.1	$118.6

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management - Passive(g)

(in billions)	June 30, 2019		June 30, 2018		% Change
Beginning Assets	$221.0		$198.8		11.2%
Long-term inflows	40.2		35.3		13.9%
Long-term outflows	(31.7)		(33.4)		(5.1)%
Long-term net flows	8.5		1.9		347.4%
Net flows in non-management fee earning AUM(b)	5.8		0.5		1,060.0%
Net flows in institutional money market funds	—		—		N/A
Total net flows	14.3		2.4		495.8%
Market gains and losses	30.4		4.3		607.0%
Acquisitions(h)	4.5		36.9		(87.8)%
Foreign currency translation	—		(0.3)		N/A
Ending Assets	$270.2		$242.1		11.6%

Average long-term AUM	$142.8		$130.6		9.3%
Average AUM	$249.0		$221.8		12.3%

Gross revenue yield on AUM(c)	13.3	bps	15.0	bps
Gross revenue yield on AUM before performance fees(c)	13.3	bps	15.0	bps
Net revenue yield on AUM(d)	13.3	bps	15.0	bps
Net revenue yield on AUM before performance fees(d)	13.3	bps	15.0	bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2018	$221.0	$204.6	$16.4
Long-term inflows	40.2	40.1	0.1
Long-term outflows	(31.7)	(31.7)	—
Long-term net flows	8.5	8.4	0.1
Net flows in non-management fee earning AUM(b)	5.8	1.2	4.6
Net flows in institutional money market funds	—	—	—
Total net flows	14.3	9.6	4.7
Market gains and losses	30.4	30.3	0.1
Acquisitions (h)	4.5	4.5	—
Foreign currency translation	—	—	—
June 30, 2019	$270.2	$249.0	$21.2

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(e)
December 31, 2018	$221.0	$155.3	$47.2	$0.7	$—	$17.8
Long-term inflows	40.2	28.9	5.6	—	—	5.7
Long-term outflows	(31.7)	(22.5)	(2.5)	—	—	(6.7)
Long-term net flows	8.5	6.4	3.1	—	—	(1.0)
Net flows in non-management fee earning AUM(b)	5.8	0.1	5.7	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	14.3	6.5	8.8	—	—	(1.0)
Market gains and losses	30.4	28.3	0.8	0.1	—	1.2
Acquisitions (h)	4.5	4.5	—	—	—	—
Foreign currency translation	—	—	—	—	—	—
June 30, 2019	$270.2	$194.6	$56.8	$0.8	$—	$18.0

Average AUM	$249.0	$178.0	$52.2	$0.8	$—	$18.0

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management - Passive(g) (continued)

By client domicile: (in billions)	Total	Americas	U.K	EMEA Ex UK	Asia
December 31, 2018	$221.0	$184.0	$0.7	$32.6	$3.7
Long-term inflows	40.2	23.7	0.2	15.5	0.8
Long-term outflows	(31.7)	(20.2)	(0.2)	(10.1)	(1.2)
Long-term net flows	8.5	3.5	—	5.4	(0.4)
Net flows in non-management fee earning AUM(b)	5.8	4.0	0.2	1.6	—
Net flows in institutional money market funds	—	—	—	—	—
Total net flows	14.3	7.5	0.2	7.0	(0.4)
Market gains and losses	30.4	25.5	—	4.3	0.6
Acquisitions (h)	4.5	4.5	—	—	—
Foreign currency translation	—	—	—	—	—
June 30, 2019	$270.2	$221.5	$0.9	$43.9	$3.9

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)     In the second quarter of 2019, the company changed the presentation of its AUM. The presentation reflects the combination of the U.S and Canada to form Americas and Continental Europe to now be EMEA ex U.K. Additionally, the company reclassified certain AUM between asset classes. In the AUM tables below, all periods have been reclassified to conform to the new presentation.

(b)    Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(c)    Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding Invesco Great Wall AUM. Prior to the third quarter 2018, management reflected its interests in Invesco Great Wall on a proportional consolidation basis, which was consistent with the presentation of our share of the AUM from these investments. Given the company's influence on Invesco Great Wall, a change in regulation allowing increased foreign ownership, and reaching agreement in principle to obtain majority stake of the joint venture, the company began reporting 100% of the flows and AUM for Invesco Great Wall beginning in the third quarter 2018. For quarterly AUM, the average AUM for Invesco Great Wall included in the yield calculation in the three and six months ended June 30, 2019 was $35.2 billion and $33.3 billion (March 31, 2019: $31.5 billion and three and six months ended June 30, 2018: $8.8 billion and $9.3 billion).

It is appropriate to exclude the average AUM of Invesco Great Wall for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of Invesco Great Wall is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM.

(d)    Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 8 through 10 of this release for a reconciliation of operating revenues to net revenues.
(e)    The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(f)    Long-term AUM excludes institutional money market and non-management fee earning AUM. Ending AUM as of June 30, 2019 includes $95.7 billion in institutional money market AUM and $114.0 billion in non-management fee earning AUM (March 31, 2019: $97.1 billion and $107.6 billion, respectively; June 30, 2018: $74.9 billion and $93.0 billion, respectively).
(g)    Passive AUM include index-based ETFs, unit investment trusts (UITs), non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.
(h)     The acquisition of OppenheimerFunds on May 24, 2019 added $224.4 billion in AUM during the quarter. The acquisition of Guggenheim Investments' ETF business on April 6, 2018 added $38.1 billion in AUM during the second quarter 2018.

Invesco Ltd.
Investment Capabilities Performance Overview

		Benchmark Comparison				Peer Group Comparison
		% of AUM Ahead of Benchmark				% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	10yr	1yr	3yr	5yr	10yr
	U.S. Core	58%	5%	11%	11%	57%	11%	9%	13%
	U.S. Growth	38%	45%	45%	38%	18%	17%	23%	16%
	U.S. Value	40%	61%	36%	33%	41%	50%	2%	68%
	Sector	65%	87%	59%	87%	44%	69%	42%	42%
	U.K.	9%	10%	9%	80%	12%	9%	9%	21%
	Canadian	5%	5%	—%	32%	5%	37%	—%	32%
	Asian	64%	71%	81%	90%	54%	77%	83%	89%
	Continental European	4%	22%	43%	99%	2%	4%	49%	98%
	Global	15%	66%	79%	89%	12%	73%	36%	90%
	Global Ex U.S. and Emerging Markets	74%	58%	86%	100%	74%	59%	59%	97%
Fixed Income
	Money Market	97%	97%	99%	72%	80%	81%	83%	97%
	U.S. Fixed Income	91%	94%	96%	95%	71%	76%	87%	87%
	Global Fixed Income	59%	81%	63%	87%	71%	69%	47%	40%
	Stable Value	100%	100%	100%	100%	100%	100%	100%	100%
Other
	Alternatives	36%	70%	70%	50%	50%	49%	85%	71%
	Balanced	36%	43%	45%	56%	42%	45%	53%	96%

Note:
Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. AUM measured in the one, three, five and ten year quartile rankings represents 70%, 69%, 66% and 59% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, five and ten year basis represents 60%, 59%, 59% and 53% of total Invesco AUM as of 6/30/19. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and asset-weighted in USD. Rankings are as of prior quarter end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.

Invesco Ltd.
Supplemental Information(1)

	For the six months ended June 30, 2019			For the six months ended June 30, 2018
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,805.4	$657.7	$1,147.7	$2,517.7	$511.3	$2,006.4
Cash flows from operating activities	347.4	(77.9)	425.3	396.8	(41.4)	438.2
Cash flows from investing activities	(534.3)	(842.9)	308.6	(1,817.5)	(289.2)	(1,528.3)
Cash flows from financing activities	(176.0)	510.7	(686.7)	794.9	214.0	580.9
Increase/(decrease) in cash and cash equivalents	(362.9)	(410.1)	47.2	(625.8)	(116.6)	(509.2)
Foreign exchange movement on cash and cash equivalents	0.4	(4.1)	4.5	(18.7)	(2.0)	(16.7)
Net cash inflows (outflows) upon consolidation/deconsolidation of CIP	(7.6)	(7.6)	—	(39.3)	(39.3)	—
Invesco and CIP cash and cash equivalents, end of the period	$1,435.3	$235.9	$1,199.4	$1,833.9	$353.4	$1,480.5

(1) These tables include non-GAAP presentations.  Cash held by CIP is not available for use by Invesco.  Additionally, there is no recourse to Invesco for CIP debt.  The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity.  The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

Invesco Ltd.
Supplemental Information(1)

	As of June 30, 2019				As of December 31, 2018
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$1,199.4	$—	$—	$1,199.4	$1,147.7	—	—	$1,147.7
Unsettled fund receivables	309.4	—	—	309.4	191.3	—	—	191.3
Investments	839.9	(602.2)	—	1,442.1	613.5	(610.9)	—	1,224.4
Investments and other assets of CIP	6,846.4	6,846.4	—	—	6,324.3	6,324.3	—	—
Cash and cash equivalents of CIP	235.9	235.9	—	—	657.7	657.7	—	—
Assets held for policyholders	11,472.6	—	11,472.6	—	11,384.8	—	11,384.8	—
Goodwill and intangible assets, net	15,766.6	—	—	15,766.6	9,333.2	—	—	9,333.2
Other assets (2)	1,831.2	(4.4)	—	1,835.6	1,325.9	(5.0)	—	1,330.9
Total assets	38,501.4	6,475.7	11,472.6	20,553.1	30,978.4	6,366.1	11,384.8	13,227.5
LIABILITIES
Debt of CIP	5,149.6	5,149.6	—	—	5,226.0	5,226.0	—	—
Other liabilities of CIP	565.7	565.7	—	—	387.6	387.6	—	—
Policyholder payables	11,472.6	—	11,472.6	—	11,384.8	—	11,384.8	—
Unsettled fund payables	281.4	—	—	281.4	178.7	—	—	178.7
Long-term debt	2,120.5	—	—	2,120.5	2,408.8	—	—	2,408.8
Other liabilities (3)	4,215.5	—	—	4,215.5	2,060.1	—	—	2,060.1
Total liabilities	23,805.3	5,715.3	11,472.6	6,617.4	21,646.0	5,613.6	11,384.8	4,647.6
EQUITY
Total equity attributable to Invesco Ltd.	13,934.7	(0.1)	—	13,934.8	8,578.8	(0.1)	—	8,578.9
Noncontrolling interests (4)	761.4	760.5	—	0.9	753.6	752.6	—	1.0
Total equity	14,696.1	760.4	—	13,935.7	9,332.4	752.5	—	8,579.9
Total liabilities and equity	$38,501.4	$6,475.7	$11,472.6	$20,553.1	$30,978.4	$6,366.1	$11,384.8	$13,227.5

(1) These tables include non-GAAP presentations.  Cash held by CIP is not available for use by Invesco.  Additionally, there is no recourse to Invesco for CIP debt.  The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity.  The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.
(2) Amounts include accounts receivable, prepaid assets, property, equipment and software, right-of-use asset, and other assets.
(3) Amounts include accrued compensation and benefits, accounts payable and accrued expenses, lease liability, and deferred tax liabilities.
(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.